UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2008

Commission File Number: 000-52169

NORTHPORT CAPITAL, INC.
(Name of small business issuer in its charter)

Colorado	76-0674579
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

Suite #4200, 601 Union Street, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

(206-652-3451)
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c)

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

     On February 1, 2008, a wholly owned subsidiary of Northport Capital, Inc. (the “Company”), Dalian Northport Information Industry Development Co., Ltd. (“Dalian Northport”), entered into a material definitive agreement with China Netcom (Group) Co., Ltd. (“CNC”), which is entitled Cooperation Agreement for Self-Service Digital Printing Business (the “Agreement”). Under the Agreement, beginning February 1, 2008, CNC will supply retail space and ADSL internet connections to a total of 564 of Dalian Northport’s Colorstar digital photo processing kiosk units for a period of two years, after which the parties will have the option to extend the Agreement further.

     Of the 564 units, 300 will be installed in Internet Cafe locations in Liaoning province that receive ADSL service from CNC. The other 264 units will be installed in CNC retail locations in Liaoning province. Under the Agreement, revenues generated from the units will be split 15% to CNC and 85% to Dalian Northport. Dalian Northport will also pay monthly fees to CNC for each unit’s ADSL connection, plus a service fee of approximately $30.30 per unit per month. Ownership of the kiosk units will remain with Dalian Northport subsequent to the term of the Agreement. Dalian Northport has developed its digital photo processing kiosk units utilizing a “platform” that allows the units to provide a wide range of other features and capabilities such as bill payment, ticket purchasing, and a host of Internet access features including MP3 downloads.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIITS

Item 9.01	Financial Statements and Exhibits.

     (d) Exhibits. The exhibits required by this item are listed on the Exhibit Index hereto and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHPORT CAPTIAL, INC.

Date: February 5, 2008	By:	/s/ Zhao Yan
Zhao Yan
Chief Executive Officer

EXHBIT INDEX

Number	Document(s)	Location

10.1	Cooperation Agreement for Self-Service Digital Printing Business	Attached hereto and incorporated by reference herein